NEWS RELEASE

Star Gold Acquires Rights to Jet Project, Nevada

July 8th, 2010

Star Gold Corp. (**SRGO.OB**) (the "Company" or "Star Gold") is pleased to announce that the Company has entered into an agreement with MinQuest, Inc. to allow Star Gold to acquire a 100% interest in certain property commonly known as the "Jet Project." The Jet Project is located approximately 200 miles north of Las Vegas near the town of Silver Peak in Esmeralda County, Nevada. The agreement calls for the Company to invest a total of $110,000.00 (consisting of $40,000.00 in direct payments to MinQuest and $70,000.00 in expenditures towards development of the project) over the next seven (7) years. Under the agreement MinQuest is also entitled to receive residual payments if and when the project enters into production.

Located within the Walker Lane Mineral Belt approximately 25 miles west of the Goldfield District, which historically has produced approximately 5 million ounces of gold, the Jet Project contains several old mine workings thought to have been dug in the 1920's and 1930's. These workings expose several brecciated quartz veins. Sampling of the veins and dumps of caved workings show precious metal values ranging from 0.05 to 10.7 g/t for gold and from 0.2 to 102 g/t for silver.

The project area is underlain largely by chert, argillite and lessor limestone of the Ordovician age Palmetto formation that has been intruded by a large intermediate intrusive. The contact zone between the intrusive and sediment is a low-angle brecciated zone that strikes nearly east-west. The quartz veins sampled in the workings occur above this breccia zone. Initial work indicates the breccia, which is untested by drilling, may be a trap for mineralization. Star Gold plans to conduct further geologic mapping and geochem sampling before making a decision on drilling.

About Star Gold Corp

Star Gold Corp (OTCBB: SRGO) is a gold and base metal exploration company with the purpose of evaluating, developing and acquiring gold projects of merit with a focus on the United States, Canada and Mexico. Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Star Gold Corp (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

Contact:
Star Gold Corp.
Lindsay Gorrill (CEO/CFO): 1-800-467-2943
Email: info@stargoldcorp.com
Website: www.stargoldcorp.com